Exhibit 99.1

FOR IMMEDIATE RELEASE

The Princeton Review Names David Warnock to Board of Directors

Receives $10 million investment from Camden Partners

Framingham, MA, March 15, 2010 –The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services announced today the appointment of David Warnock, a managing member of Camden Partners, to the Company’s Board of Directors. Mr. Warnock joins The Princeton Review Board in connection with the purchase by two Camden Partners funds of an aggregate of $10 million of the Company’s Series E Non-Convertible Preferred Stock. Camden’s purchase was on the same terms and conditions as the existing holders of Series E Preferred Stock.

Mr. Warnock co-founded Camden Partners in 1995. He has over 24 years of investment experience and focuses on investments in the financial services and education sectors. He serves on the boards of numerous education-related companies, and formerly served on the Board of American Public Education, Inc.

Mr. Warnock also serves as the Chairman of the Center for Urban Families, and is a former Chairman of the Board for Calvert Education Services, the nation’s largest non-sectarian homeschooling organization. He is a co-founder and Trustee of the Green Street Academy in Baltimore City and serves on the board of the University of Wisconsin Applied Security Analysis Program.

“David Warnock is one of the most respected and influential investors in this country’s education sector,” said Michael Perik, President and Chief Executive Officer of The Princeton Review. “The Princeton Review will benefit greatly from his expertise and experience. We look forward to Mr. Warnock playing a large part in the growth and expansion of our post secondary businesses.”

“All of us at Camden Partners are very impressed with the depth of management Michael Perik has brought together at The Princeton Review and the opportunity to accelerate the growth of the traditional test prep business,” said Mr. Warnock. “In addition, the acquisition of Penn Foster and its planned affiliation with the AFL-CIO’s 11 million members through the National Labor College have the potential to create the kind of high impact affinity group focus that brought success to our prior investment in American Public Education.”

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The Company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and selects trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.